Mark Heckert	100 Church Street
Head of Pricing and Analytics	New York, NY 10007
ICE Data Services	Tel: 212 497 3316
Mob: 781 264 4907
mark.heckert@theice.com

December 17, 2020

First Trust Portfolios L.P.

120 East Liberty Drive

Suite 400

Wheaton, Illinois 60187

Re: FT 9135

Gentlemen:

We have examined the Registration Statement File No. 333-251133, for the referenced Trust and acknowledge that ICE Data Pricing & Reference Data, LLC is determining the evaluation of the Securities identified in that Registration Statement at the opening of business on the initial date of deposit for FT 9135. We hereby consent to the reference to ICE Data Pricing & Reference Data, LLC as so determining the evaluation of those Securities at the opening of business on the initial date of deposit.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

/s/ Mark Heckert

President